Exhibit 99.1

XL Group plc
XL House
One Bermudiana Road Hamilton HM08

P. O. Box HM 2245 Hamilton HM JX Bermuda

Phone: (441) 292-8515
Fax: (441) 292-5280

Press Release

Contact:	David R. Radulski	Carol A. Parker Trott
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7290

XL GROUP PLC ANNOUNCES SECOND QUARTER 2010 RESULTS

•	P&C operations combined ratio of 92.2%

•	Book value per ordinary share of $27.74 at June 30, 2010, an increase of 5% in the quarter and 13% from December 31, 2009

•	Net income attributable to ordinary shareholders of $191.8 million, or $0.56 per share

•	Operating income[1] attributable to ordinary shareholders of $242.6 million, or $0.71 per share

HAMILTON, BERMUDA – August 3, 2010 – XL Group plc (“XL” or the “Company”) (NYSE: XL) today reported its results for the second quarter of 2010.

Commenting on the Company’s performance, Chief Executive Officer Mike McGavick said:

“We are pleased to report another quarter of solid operating results. Our P&C operations delivered a healthy combined ratio of 92.2% which includes 6.8 points of favorable prior period development. The current accident year combined ratio for our P&C operations was 99.0% in the quarter and our top-line remains strong.

[1] Defined as net income (loss) attributable to ordinary shareholders excluding net realized gains and losses on investments, goodwill impairment charges and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for the Company’s insurance company affiliates for the periods presented, and the gains recognized on the repurchase of the Company’s Series C preference ordinary shares, as well as foreign exchange gains or losses, net of tax. “Operating income” and “annualized return on ordinary shareholders equity” based on operating income are “non-GAAP financial measures.” During the year, the Company amended its definition of operating income to exclude after-tax foreign exchange gains and losses. The results from prior periods have been represented to conform to the current quarter’s presentation. See the schedule entitled “Reconciliation” at the end of this release for a reconciliation of “operating income” to net income (loss) attributable to ordinary shareholders and of “annualized return on ordinary shareholders’ equity” based on operating income to average ordinary shareholders’ equity.

“Our operating income was $242.6 million in the second quarter, compared to $291.4 million in the same quarter last year. Included in operating income was a net charge of $23.5 million for the previously announced termination of the EIB guarantees. This termination continues our progress in eliminating distractions from our core P&C focus.

“We grew our book value per ordinary share for the fifth consecutive quarter, this time by 5%, driven by both investment portfolio gains and net income. Our tangible book value per ordinary share increased 6% during the quarter to $25.30. Total shareholders’ equity was $10.5 billion at June 30, 2010, an increase of 5% in the quarter and 11% since the end of 2009.

“Our investment portfolio’s favorable mark to market of $349 million this quarter was driven by interest rate declines even as corporate credit spreads widened. Our repositioned P&C portfolio weathered the turmoil in the credit markets, as we had limited exposure to the impacted Euro governments.

“Annualized operating return on ordinary shareholders’ equity was 10.5%. Both our investment income and P&C operations contributed to these gains.”

Mr. McGavick concluded: “We believe these results demonstrate our continued commitment to disciplined underwriting and vigorous risk management despite anemic pricing conditions.”

Three and six months ended June 30

(US dollars in thousands except per share amounts)

	Three months ended June 30		Six months ended June 30

	2010	2009	2010	2009

Net income attributable to ordinary shareholders	$191,811	$79,949	$319,807	$258,328
Per ordinary share (diluted)	$0.56	$0.23	$0.93	$0.76

Operating income [1]	$242,574	$291,375	$392,186	$482,238
Per ordinary share (diluted)	$0.71	$0.85	$1.14	$1.42

The Company realized net income attributable to ordinary shareholders for the second quarter of $191.8 million, or $0.56 per ordinary share, compared to $79.9 million, or $0.23 per ordinary share for the second quarter of 2009. Included in net income attributable to ordinary shareholders for the quarter ended June 30, 2010 were pre-tax foreign exchange gains of $32.3 million compared to pre-tax foreign exchange losses of $145.2 million for the quarter ended June 30, 2009.

Operating income was $242.6 million, or $0.71 per ordinary share, compared to $291.4 million, or $0.85 per ordinary share in the second quarter of 2009. This decrease was primarily due to a reduction in net investment income for the quarter of $25.7 million and the previously announced charge of $23.5 million to fully extinguish and terminate all of the guarantees issued to European Investment Bank (“EIB”) by the Company in connection with financial guarantee policies between Syncora and EIB.

Net investment income for the quarter was $302.6 million compared to $328.3 million in the prior year quarter. Net investment income on the P&C and Corporate portfolio decreased approximately 7% from the prior year quarter to $227.2 million due to lower portfolio yields driven by lower US interest rates along with the actions taken over the last couple of years to reposition the portfolio.

Pre-tax net realized investment losses for the quarter were $61.4 million compared to $80.4 million in the prior year quarter. Net realized investment losses in the second quarter of 2010 included other-than-temporary impairments of $57.4 million, evenly split between credit impairment on structured credit securities and change in the expected holding period of certain corporate securities.

The annualized return on ordinary shareholders’ equity, based on operating income, was 10.5% for the quarter as compared to 20.1% in the prior year quarter. The decrease in annualized operating return on equity was primarily due to the increase in total shareholders’ equity of $3.0 billion, or 40.4%, since June 30, 2009 partially offset by an increase in operating income.

With effect from January 1, 2010, the Company changed its definition of operating income to exclude after-tax foreign exchange gains and losses. The results from prior periods have been represented to conform to the current year’s presentation.

P&C operations

Three and six months ended June 30

(US dollars in thousands)

	Three months ended June 30		Six months ended June 30

	2010	2009	2010	2009

Gross premiums written	$1,507,080	$1,501,190	$3,429,393	$3,379,418
Net premiums written	1,114,604	1,078,278	2,711,129	2,583,589
Net premiums earned	1,216,313	1,281,749	2,479,914	2,603,436

Underwriting income	94,673	89,439	88,063	193,291

Loss ratio	61.4%	60.8%	66.1%	60.3%
Underwriting expense ratio	30.8%	32.2%	30.3%	32.3%
Combined ratio	92.2%	93.0%	96.4%	92.6%

•

P&C gross written premiums increased 0.4% from the prior year quarter primarily due to new business growth, including the recapture of certain business lost in 2009 and return premiums. This was partially offset by planned reductions in long term agreements, the impact of our previous withdrawal from two programs as well as the impact of unfavorable foreign exchange.

•	P&C net premiums written increased by 3.4% from the prior year quarter reflecting the change in gross written premiums as well as reductions in ceded premiums in the current quarter.

•

P&C net premiums earned comprised $868.7 million from the Insurance segment and $347.6 million from the Reinsurance segment for the second quarter 2010. The decrease from the prior year quarter is a reflection of the overall reduction in net premiums written over the past 24 months.

•

The loss ratio for the quarter was 61.4% compared to 60.8% for the second quarter of 2009. Included in the current quarter loss ratio was favorable prior year development of $82.3 million compared to $89.6 million in the second quarter of 2009. The current quarter loss ratio is also impacted by losses of $27.2 million relating to the Deepwater Horizon oil spill and natural catastrophes, net of reinsurance and reinstatement premiums, of $16.8 million compared to $nil in the prior year quarter.

•

The current quarter underwriting expense ratio fell when compared to the prior year quarter from 32.2% to 30.8% primarily driven by a decrease in the acquisition ratio from 15.4% to 13.8%. This resulted from a change in business mix in the Reinsurance segment combined with return premium in both segments.

•

The P&C combined ratio excluding prior year development and the impact of catastrophes for the quarter was 97.6% compared to 100.0% for the second quarter of 2009. The Insurance segment combined ratio on this basis was 99.6% for the quarter compared to 103.7% for the second quarter of 2009, while the Reinsurance segment combined ratio on this basis was 92.7% compared to 92.0% for the prior year quarter. The Insurance combined ratio on this basis has shown improvements in environmental, property and aerospace lines from the prior year quarter due to more favorable loss experience, while the prior year also included restructuring charges of $4.1 million that contributed 0.5% to the combined ratio. In addition, the combined ratio for both segments benefited from the mix of business changes relative to the prior year quarter.

Capital Position

Book value per ordinary share was $27.74 at June 30, 2010 as compared to $24.60 at December 31, 2009, an increase of 13%.

Net unrealized losses on investments, net of tax, were $275.6 million at June 30, 2010 compared with net unrealized losses, net of tax, of $1.2 billion at December 31, 2009. The decreases in net unrealized losses were principally due to favorable mark-to-market movements driven by declining interest rates and widening corporate credit spreads.

At June 30, 2010, 53% of our $33.8 billion fixed income portfolio remained in cash, government, government-related or government-supported securities.

Further details of the results for the quarter and of the Company’s fixed income investment portfolio may be found in the Company’s Financial Supplement and Fixed Income Portfolio Data Supplement, respectively. These documents are both dated August 3, 2010 and are available from the Investor Relations section of the XL Group website.

The Company will host a conference call to discuss its second quarter results on Tuesday, August 3, 2010 at 5:00 p.m. Eastern Time. The conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial (866) 617-1526 or (210) 795-0624, passcode: ‘xl global’. The webcast will be available at www.xlgroup.com and will be archived on XL’s website from approximately 9:00 p.m. Eastern Time on August 3, 2010, through midnight Eastern Time on September 3, 2010. A telephone replay of the conference call will also be available beginning at 9:00 p.m. Eastern Time on August 3, 2010, until midnight Eastern Time on September 3, 2010, by dialing (888) 562-6153 or (402) 280-9982.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” or similar statements of a future or forward-looking nature identify forward-looking statements. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) changes in ratings, rating agency policies or practices; (b) greater frequency or severity of claims and loss activity than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (c) changes in the projected amounts of reinsurance recoverables; (d) trends in rates for property and casualty insurance and reinsurance; (e) other changes in general economic conditions, including the effects of inflation and changes in interest rates, credit spreads, foreign currency exchange rates and other factors; (f) developments, including uncertainties related to the depth and duration of the current recession and to the financial condition of counterparties, reinsurers and other companies that are at risk of bankruptcy and affect XL’s business, and future volatility in the world’s credit, financial and capital markets that adversely affect the performance and valuation of XL’s investments or access to such markets; (g) the potential for changes to methodologies, estimations and assumptions that underlie the valuation of the Company’s financial instruments that could result in changes to investment valuations; (h) changes to the Company’s assessment as to whether it is more likely than not that the Company will be required to sell, or has the intent to sell, available-for-sale debt securities before their anticipated recovery; (i) the potential effects of regulatory developments in the jurisdictions in which the Company operates, including those which could impact the financial markets or increase XL’s business costs and required capital levels; (j) the ability of XL’s subsidiaries to pay dividends to the Company; (k) changes in the size of XL’s claims relating to natural catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date; (l) changes in applicable tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; (m) XL’s ability to realize the expected benefits from the redomestication; (n) any unanticipated costs in connection with the redomestication; and (o) the other factors set forth in XL’s reports on Form 10-K, Form 10-Q, and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands)

Income statement data:	Three months ended June 30 (Unaudited)		Six months ended June 30 (Unaudited)
	2010	2009	2010	2009

Revenues:
Gross premiums written:
- P&C operations	$1,507,080	$1,501,190	$3,429,393	$3,379,418
- Life operations	92,838	150,711	205,739	285,823

Net premiums written:
- P&C operations	1,114,604	1,078,278	2,711,129	2,583,589
- Life operations	86,094	140,674	190,760	262,259

Net premiums earned:
- P&C operations	1,216,313	1,281,749	2,479,914	2,603,436
- Life operations	86,448	147,951	191,332	277,785

Net investment income	302,594	328,348	610,918	676,314
Net realized (losses) gains on investments	(61,386)	(80,430)	(97,562)	(332,367)
Net realized and unrealized (losses) gains on derivative instruments	(19,896)	969	(40,376)	(438)
Net income (loss) from investment affiliates	19,084	37,086	27,262	10,193
Fee income and other	9,535	9,824	17,953	21,982

Total revenues	$1,552,692	$1,725,497	$3,189,441	$3,256,905

Expenses:
Net losses and loss expenses incurred	$747,165	$779,628	$1,639,365	$1,569,911
Claims and policy benefits	123,375	174,588	247,118	332,547
Acquisition costs	180,560	223,272	381,697	441,491
Operating expenses	244,867	264,247	473,975	532,634
Foreign exchange (gains) losses	(32,276)	145,221	(53,359)	120,597
Interest expense	49,149	54,198	98,219	115,539
Loss on settlement of guarantee	23,500	—	23,500	—
Amortization of intangible assets	464	464	929	929

Total expenses	$1,336,804	$1,641,618	$2,811,444	$3,113,648

Net income (loss) before non-controlling interest, income tax and net income from operating affiliates	$215,888	$83,879	$377,997	$143,257

Income tax	42,976	16,045	72,812	61,998
Net (income) loss from operating affiliates	(21,013)	(17,667)	(32,619)	(7,339)

Net income (loss)	$193,925	$85,501	$337,804	$88,598

Non-controlling interest in net loss of subsidiary	(80)	(40)	(81)	(40)

Net income (loss) attributable to XL Capital Ltd	$194,005	$85,541	$337,885	$88,638

Preference share dividends	(2,194)	(5,592)	(34,694)	(42,126)
Gain on repurchase of Series C preference ordinary shares	—	—	16,616	211,816

Net income (loss) attributable to ordinary shareholders	$191,811	$79,949	$319,807	$258,328

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands, except per share amounts)

Selected balance sheet data:	As at June 30, 2010 (Unaudited)	As at December 31, 2009 (Note 1)

Total investments available for sale	$29,254,115	$29,307,171

Total fixed maturities, held to maturity	468,738	546,067

Cash and cash equivalents	3,801,194	3,643,697

Investments in affiliates	1,080,570	1,185,604

Unpaid losses and loss expenses recoverable	3,454,004	3,584,028

Total assets	45,322,419	45,626,232

Unpaid losses and loss expenses	20,153,892	20,823,524

Deposit liabilities	2,252,124	2,208,699

Future policy benefit reserves	4,892,612	5,490,119

Unearned premiums	3,842,364	3,651,310

Notes payable and debt	2,467,392	2,451,417

Redeemable series C preference ordinary shares	71,900	182,673

Total shareholders’ equity	10,507,232	9,432,417

Diluted book value per ordinary share	$27.74	$24.60

Basic book value per ordinary share	$27.79	$24.64

Note 1: Certain items have been reclassified to conform with the current period presentation.

XL CAPITAL LTD
RECONCILIATION

The following is a reconciliation of the Company’s (i) net income (loss) attributable to ordinary shareholders to operating income (loss) (Note 1) and (ii) annualized return on ordinary shareholders’ equity (based on operating income (loss)) to average ordinary shareholders’ equity for the three months ended June 30, 2010 and 2009.

(U.S. dollars in thousands except per share amounts)

	Three months ended June 30
	(Unaudited)
	2010	2009

		(Note 3)

Net income (loss) attributable to ordinary shareholders	$191,811	$79,949

Net realized losses on investments, net of tax	57,927	82,859

Net realized and unrealized losses (gains) on derivatives, net of tax	19,899	(28)

Net realized and unrealized (gains) losses on investments and derivatives of the Company’s insurance company affiliates	62	(132)

Foreign exchange (gains) losses, net of tax	(27,125)	128,727

Operating income (Note 1)	$242,574	$291,375

Per ordinary share results: (Note 2)

Net (loss) income attributable to ordinary shareholders	$0.56	$0.23

Operating income (Note 1)	$0.71	$0.85

Weighted average ordinary shares outstanding:

Basic	342,056,331	342,153,533
Diluted	342,877,695	342,467,928

Return on ordinary shareholders’ equity:

Average ordinary shareholders’ equity	$9,272,131	$5,805,260

Operating income (Note 1)	$242,574	$291,375

Annualized operating income (Note 1)	$970,296	$1,165,500

Annualized return on ordinary shareholders’ equity - operating income (Note 1)	10.5%	20.1%

Note 1: Defined as net income (loss) attributable to ordinary shareholders excluding net realized gains and losses on investments, goodwill impairment charges and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for the Company’s insurance company affiliates for the periods presented, and the gains recognized on the repurchase of the Company’s Series C preference ordinary shares, as well as foreign exchange gains or losses, net of tax. “Operating income” and “annualized return on ordinary shareholders equity” based on operating income are “non-GAAP financial measures.” During the year, the Company amended its definition of operating income to exclude after-tax foreign exchange gains and losses. The results from prior periods have been represented to conform to the current quarter’s presentation.
Note 2: Diluted weighted average number of ordinary shares outstanding are used to calculate per share data except where they are anti-dilutive to earnings per share or where there is a net loss. When they are anti-dilutive or when a net loss occurs, basic weighted average ordinary shares outstanding are utilized in the calculation of net loss per share and net operating loss per share.
Note 3: Certain amounts have been reclassified to conform with the current period presentation.

XL CAPITAL LTD
RECONCILIATION

The following is a reconciliation of the Company’s (i) net income (loss) attributable to ordinary shareholders to operating income (loss) (Note 1) and (ii) annualized return on ordinary shareholders’ equity (based on operating income (loss)) to average ordinary shareholders’ equity for the six months ended June 30, 2010 and 2009.

(U.S. dollars in thousands except per share amounts)

	Six months ended June 30
	(Unaudited)
	2010	2009

		(Note 3)

Net income (loss) attributable to ordinary shareholders	$319,807	$258,328

Net realized losses on investments, net of tax	94,169	325,723

Net realized and unrealized losses (gains) on derivatives, net of tax	40,116	2,864

Net realized and unrealized (gains) on investments and derivatives of the Company’s insurance company affiliates	(1,059)	(9)

Foreign exchange (gains) losses, net of tax	(44,231)	107,148

Gain on repurchase of Series C preference ordinary shares	(16,616)	(211,816)

Operating income (Note 1)	$392,186	$482,238

Per ordinary share results: (Note 2)

Net income (loss) attributable to ordinary shareholders	$0.93	$0.76

Operating income (Note 1)	$1.14	$1.42

Weighted average ordinary shares outstanding:

Basic	342,049,240	339,155,217
Diluted	342,780,550	339,262,340

Return on ordinary shareholders’ equity:

Average ordinary shareholders’ equity	$8,967,558	$5,793,039

Operating income (Note 1)	$392,186	$482,238

Annualized operating income (Note 1)	$784,372	$964,476

Annualized return on ordinary shareholders’ equity - operating income (Note 1)	8.7%	16.6%

Note 1: Defined as net income (loss) attributable to ordinary shareholders excluding net realized gains and losses on investments, goodwill impairment charges and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for the Company’s insurance company affiliates for the periods presented, and the gains recognized on the repurchase of the Company’s Series C preference ordinary shares, as well as foreign exchange gains or losses, net of tax. “Operating income” and “annualized return on ordinary shareholders equity” based on operating income are “non-GAAP financial measures.” During the year, the Company amended its definition of operating income to exclude after-tax foreign exchange gains and losses. The results from prior periods have been represented to conform to the current period’s presentation.
Note 2: Diluted weighted average number of ordinary shares outstanding are used to calculate per share data except where they are anti-dilutive to earnings per share or where there is a net loss. When they are anti-dilutive or when a net loss occurs, basic weighted average ordinary shares outstanding are utilized in the calculation of net loss per share and net operating loss per share.
Note 3: Certain amounts have been reclassified to conform with the current period presentation.

Comment on Regulation G

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance. This press release contains the presentation of (i) operating income (loss), which is defined as net income (loss) attributable to ordinary shareholders excluding net realized gains and losses on investments, goodwill impairment charges and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for the Company’s insurance company affiliates for the periods presented and the gains recognized on the repurchase of the Company’s Series C preference ordinary shares, as well as foreign exchange gains or losses, net of tax and (ii) annualized return on ordinary shareholders’ equity based on operating income (loss). These items are “non-GAAP financial measures” as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included above.

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL’s operations and the Company’s insurance company operating affiliates, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value and from goodwill impairment charges without actual realization. In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains and the recognition of goodwill impairment charges are largely a function of economic and interest rate conditions.

Investment derivatives include all derivatives entered into by XL other than weather and energy and credit derivatives. With respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies’ treatment of such contracts) as the changes in fair value each quarter are not indicative of underlying business performance. Unlike these credit derivatives, XL’s weather and energy derivatives are actively traded (i.e., they are not held to maturity) and are, therefore, not excluded from net income as any gains or losses from this business are considered by management when evaluating and managing the underlying business.

The gains recognized on the repurchase of the Company’s Series C preference ordinary shares, are excluded as these transactions were capital in nature and outside the scope of the Company’s underlying business.

Foreign exchange gains and losses in the income statement are only one element of the overall impact of foreign exchange fluctuations on the Company’s financial position and are not representative of any economic gain or loss made by the Company. Accordingly, it is not a relevant indicator of financial performance and it is excluded.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing operating income (loss) enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) makes it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Return on average ordinary shareholders’ equity (“ROE”) excluding net realized gains and losses on investments, goodwill impairment charges and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for the Company’s insurance company operating affiliates for the periods presented and the gains recognized on the repurchase of the Company’s Series C preference ordinary shares, as well as foreign exchange gains or losses, net of tax (the “Exclusions”), is a widely used measure of any company’s profitability. Annualized return on average ordinary shareholders’ equity (minus the Exclusions) is calculated by dividing annualized net income (loss) attributable to ordinary shareholders minus the Exclusions for any period by the average of the opening and closing ordinary shareholders’ equity. The Company establishes target ROEs (minus the Exclusions) for its total operations, segments and lines of business. If the Company’s ROE (minus the Exclusions) return targets are not met with respect to any line of business over time, the Company seeks to re-evaluate these lines.